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                                                                     EXHIBIT 5.1


            [LETTERHEAD OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP]


                                                                     May 6, 2005


Hayes Lemmerz International, Inc.
15300 Centennial Drive
Northville, Michigan 48167


                           Re:      Hayes Lemmerz International, Inc.
                                    Registration Statement on Form S-3


Ladies and Gentlemen:

                  We have acted as special counsel to Hayes Lemmerz International, Inc., a Delaware corporation (the "Company"), in connection with the preparation of a registration statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") on May 6, 2005, under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the sale from time to time by the selling stockholder named in the Registration Statement (the "Selling Stockholder"), pursuant to Rule 415 of the General Rules and Regulations of the Commission promulgated under the Act, of up to 3,470,374 shares (the "Shares") of the Company's common stock, par value $.01 per share (the "Common Stock"). The Shares include 3,346,983 Shares (the "Outstanding Shares") that are currently held by the Selling Stockholder, 30,492 Shares (the "Warrant Shares") that are issuable upon the exercise of the Series A Warrants (the "Warrants") held by the Selling Stockholder and 92,899 Shares (the "Exchange Shares") that are or may become issuable during the period the Registration Statement remains effective upon exchange of shares of Series A Preferred Stock (the "HLI Preferred Stock") of the Company's subsidiary, HLI Operating Company, Inc. ("HLI"), held by the Selling Stockholder.

                  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

                  In connection with this opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of (i) the



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Hayes Lemmerz International, Inc.
May 6, 2005
Page 2


Company's Registration Statement in the form it is to be filed with the Commission on May 6, 2005; (ii) the Series A Warrant Agreement dated as of June 2, 2003 (the "Warrant Agreement"), by and between the Company and Mellon Investor Services LLC, as Warrant Agent; (iii) the Certificate of Incorporation of HLI, as amended to date and currently in effect; (iv) the Exchange Agreement dated as of June 3, 2003 (the "Exchange Agreement"), by and between the Company, HLI Parent Company, Inc. and HLI; (v) a specimen certificate representing the Common Stock; (vi) the Certificate of Incorporation of the Company, as amended to date and currently in effect (the "Certificate of Incorporation"); (vii) the By-Laws of the Company, as amended to date and currently in effect (the "By-Laws"); and (viii) certain resolutions of the board of directors of the Company and HLI relating to the issuance and sale of the Shares and related matters. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

                  In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, by all parties thereto other than the Company and the execution and delivery by such parties of such documents and that such documents constitute valid and binding obligations of such parties. In rendering the opinion set forth below, we have assumed that
(i) the relevant provisions of the Certificate of Incorporation and By-Laws of the Company and the Delaware corporate law in effect at the time of issuance of any of the Warrant Shares or the Exchange Shares will not differ in any respect from any relevant provisions of the Certificate of Incorporation and By-Laws of the Company and the Delaware corporate law in effect as of the date of this opinion, (ii) the registrar and transfer agent for the Common Stock will duly register the issuances of the Warrant Shares and the Exchange Shares and countersign the stock certificates evidencing the Warrant



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Hayes Lemmerz International, Inc.
May 6, 2005
Page 3


Shares and the Exchange Shares, and (iii) such stock certificates will conform to the specimen Common Stock certificate examined by us. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

                  We do not express any opinion as to the laws of any other jurisdiction other than the Delaware General Corporation Law.

                  Based upon and subject to the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

                    1. The Warrant Shares have been duly authorized for issuance and upon issuance and payment therefor in accordance with the terms of the Warrant Agreement, will be validly issued, fully paid and nonassessable;

                    2. The Exchange Shares have been duly authorized for issuance and, upon issuance in exchange for shares of HLI Preferred Stock in accordance with the terms of the certificate of incorporation of HLI and the Exchange Agreement, will be validly issued, fully paid and nonassessable;

                    3. The Outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable.

                  We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Validity of Shares" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.


                                  Very truly yours,



                                  /s/ Skadden, Arps, Slate, Meagher & Flom LLP